Exhibit 10.2

INVESTOR AGREEMENT

by and among

GANNETT CO., INC.

and

THE HOLDERS PARTY HERETO

Dated as of November 17, 2020

i

Section 4.9.	WAIVER OF JURY TRIAL	35
Section 4.10.	Merger	36
Section 4.11.	Counterparts	36
Section 4.12.	Severability	36
Section 4.13.	No Recourse	36

ii

INVESTOR AGREEMENT, dated as of November 17, 2020 (this “Agreement”), by and among Gannett Co., Inc., a Delaware corporation (the “Company”), the other Persons signatory hereto (each, an “Initial Holder”) and such other Persons, if any, that from time to time become party hereto as holders of Registrable Securities or Notes pursuant to Section 4.4(b) in their capacity as Permitted Transferees (together with the Initial Holders, the “Holders”).

WHEREAS, the Company and the Holders desire to establish in this Agreement certain terms and conditions concerning the rights and restrictions on the Holders with respect to the Holders’ ownership of the 6% Senior Secured Convertible Notes due 2027 (the “Notes”) and the Common Stock of the Company into which such Notes are convertible, and it is a condition of the closing of the transactions contemplated by the Exchange Agreement (as defined below) that the Company and the Holders execute and deliver this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.          Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Action” means any legal, regulatory or administrative proceeding, suit, proceeding, dispute, investigation, arbitration or action.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board, after consultation with outside counsel to the Company: (i) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (b) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person; provided, that (i) the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Holder and (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Holder or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Holder.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, and on which the SEC is open for business.

“Closing” has the meaning set forth in Section 3.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement.

“Demand Notice” has the meaning set forth in Section 2.1.3.

“Demand Registration” has the meaning set forth in Section 2.1.1(a).

“Demand Registration Request” has the meaning set forth in Section 2.1.1(a).

“Demand Registration Statement” has the meaning set forth in Section 2.1.1(c).

“Demand Suspension” has the meaning set forth in Section 2.1.6.

“Demanding Holder” means a Holder that exercises its right to include its Registrable Securities in a Demand Registration pursuant to Section 2.1.1 or Section 2.1.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of November 17, 2020, by and among the Company and the other Persons party thereto.

“Existing Credit Agreement” means the Credit Agreement, dated as of November 19, 2019, by and among Gannett Co., Inc., Gannett Holdings LLC, the lenders from time to time party thereto and Alter Domus Products Corp. (formerly Cortland Products Corp.), as administrative agent and collateral agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Existing Holder” means a holder of registration rights pursuant to the Registration Rights Agreement by and among the Company and certain stockholders, dated as of November 19, 2019, as amended from time to time.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive or judicial governmental official or entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Hedge” has the meaning set forth in Section 3.6.

“Holder” has the meaning set forth in the preamble.

“Holder Designee” means an individual nominated by a Holder (a) for election as a member of the Board at any annual or special meeting of the stockholders of the Company at which members of the Board are to be elected or (b) to serve as an observer of the Board, in each case pursuant to such Holder’s rights under the Existing Credit Agreement or pursuant to any other Contract with the Company.

“Independent Investment Vehicle” has the meaning set forth in Section 3.5.

“Indenture” means the Indenture governing the 6% Senior Secured Convertible Notes due 2027, dated as November 17, 2020, among the Company, as issuer, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee.

“IRS” has the meaning set forth in Section 3.10(a).

“Issue Date” has the meaning set forth in Section 3.8(b).

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Issuer Shares” means the shares of Common Stock or other equity securities of the Company, and any securities into which such shares of Common Stock or other equity securities shall have been changed or any securities resulting from any reclassification or recapitalization of such shares of Common Stock or other equity securities.

“Loss” shall have the meaning set forth in Section 2.9.1.

“Member of the Immediate Family” means, with respect to any Person who is a natural person, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Note Register” has the meaning assigned to such term in the Indenture.

“Notes” has the meaning set forth in the preamble.

“NYSE” means the New York Stock Exchange.

“Other Demanding Holder” shall have the meaning set forth in Section 2.3.2(b).

“Participation Conditions” shall have the meaning set forth in Section 2.2.5(b).

“Permitted Hedging Transactions” means, with respect to a Holder, convertible securities, derivative securities, options or contracts or instruments used by a Holder to manage, hedge, transfer or dispose such Holder’s existing ownership (including the Notes) of any equity securities of the Company or any of its Affiliates, provided that any transaction that has the effect of increasing the Holder’s net long position (as defined in Rule 14(e)(4) under the Exchange Act) relative to their existing ownership (including the Notes) of any equity securities of the Company or any of its Affiliates shall not be permitted.

“Permitted Transferee” shall have the meaning set forth in Section 4.4(b).

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 2.3.1.

“Piggyback Pro Rata Portion” means, with respect to each Holder and Existing Holder requesting that its shares be registered pursuant to a Demand Registration or sold in a Public Offering, a number of such shares equal to the aggregate number of Registrable Securities and other securities of the same class of the Company to be registered in such Demand Registration or sold in such Public Offering (excluding any shares to be registered or sold for the account of the Company, a Demanding Holder or an Other Demanding Holder, to the extent they have priority over other Holders and Existing Holders in a Piggyback Registration) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder or other securities of the same class of the Company held by such Existing Holder, as applicable, and the denominator of which is the aggregate number of Registrable Securities held by all Holders and other securities of the same class of the Company held by all Existing Holders requesting that their Registrable Securities and other securities of the same class of the Company, as applicable, be registered in such Demand Registration or sold in such Public Offering.

“Piggyback Registration” shall have the meaning set forth in Section 2.3.1.

“Potential Takedown Participant” shall have the meaning set forth in Section 2.2.5(b).

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered pursuant to a Demand Registration or sold in a Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered in such Demand Registration or sold in such Public Offering (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered in such Demand Registration or sold in such Public Offering.

“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“Proxy Statement” has the meaning set forth in Section 3.9(a).

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (i) all shares of Common Stock issued to the Holder upon conversion of the Notes and (ii) all shares of Common Stock directly or indirectly issued with respect to the securities referred to in clause (i) above by way of stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (w) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (x) such securities shall have been Transferred to the public pursuant to Rule 144, (y) the aggregate number of such securities held by the applicable Holder and its Affiliates is less than the number that would subject the distribution of such securities to any volume limitation or other restrictions on transfer under Rule 144 (to the extent applicable to the Holder or its Affiliates) and such Holder is (or would be upon conversion of the Notes) able to immediately distribute such securities publicly without any restrictions on transfer, or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Issuer Shares under a Registration Statement.  The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 2.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s Affiliates and such Person’s and its Affiliates’ respective officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rights Agreement” means that certain Section 382 Rights Agreement, dated April 6, 2020, entered into by the Company and American Stock Transfer & Trust Company LLC, as Rights Agent.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Period” shall have the meaning set forth in Section 2.2.3.

“Shelf Registration” shall have the meaning set forth in Section 2.2.1(a).

“Shelf Registration Notice” shall have the meaning set forth in Section 2.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 2.2.1(a).

“Shelf Registration Statement” shall have the meaning set forth in Section 2.2.1(a).

“Shelf Suspension” shall have the meaning set forth in Section 2.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 2.2.5(b).

“Shelf Takedown Request” shall have the meaning set forth in Section 2.2.5(a).

“Standstill Period” has the meaning set forth in Section 3.5.

“Stockholder Approval” has the meaning set forth in Section 3.9(a).

“Stockholder Meeting” has the meaning set forth in Section 3.9(a).

“Subsidiary” means with respect to any entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Suspension Notice” has the meaning set forth in Section 2.2.4.

“Tax” or “Taxes” mean all taxes, imposts, levies, duties, deductions, withholdings (including backup withholding), assessments, fees or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Transaction Documents” means this Agreement, the Exchange Agreement, the Indenture and all other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement, the Exchange Agreement and the Indenture.

“Transactions” means the transactions expressly contemplated by this Agreement and the other Transaction Documents, including the exercise by any Holder of the right to convert Notes into shares of Common Stock.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any securities beneficially owned by a Person or any interest in any securities beneficially owned by a Person, and “Transferor” and “Transferee” shall have correlative meanings; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the conversion of Notes into shares of Common Stock pursuant to the Indenture, (ii) the redemption or other acquisition of Notes or Common Stock by the Company, (iii) the direct or indirect transfer of any limited partnership interests or other equity interests in a Holder (or any direct or indirect parent entity of such Holder) or (iv) any Hedge. In the event that any Person that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein.

“Underwritten Shelf Takedown” means an underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

Section 1.2.          Other Interpretive Provisions.

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)       The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)          The term “including” is not limiting and means “including without limitation.”

(d)      The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)        Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it.  Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

Section 2.1.          Demand Registration.

Section 2.1.1.           Request for Demand Registration.

(a)        Following the effective date of this Agreement, any one or more Holders shall have the right to make a written request from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Holders.  Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration”.

(b)          Each Demand Registration Request shall specify (x) the kind and aggregate amount (or maximum amount or desired range) of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof.

(c)         Upon receipt of the Demand Registration Request, the Company shall as promptly as practicable file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

Section 2.1.2.          Limitation on Demand Registrations.  The Company shall not be obligated to take any action to effect any Demand Registration (i) less than thirty days following the date of this Agreement or (ii) if a Demand Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety days (unless otherwise consented to by the Board).  The Registrable Securities requested to be registered pursuant to Section 2.1.1 must represent (i) an aggregate offering price of Registrable Securities that is reasonably expected to equal at least $40 million or (ii) all of the remaining Registrable Securities owned by the Holders.  The Holders shall be limited to no more than five Demand Registration Requests in the aggregate by all Holders.

Section 2.1.3.          Demand Notice.  Promptly upon receipt of a Demand Registration Request pursuant to Section 2.1.1 (but in no event more than two Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders, if any, and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing.  The Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within two Business Days after the date that the Demand Notice was delivered.

Section 2.1.4.          Demand Withdrawal.  A Demanding Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 2.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement.  Upon receipt of a notice to such effect from a Demanding Holder (or if there is more than one Demanding Holder, from all such Demanding Holders) with respect to all of the Registrable Securities included by such Demanding Holder(s) in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

Section 2.1.5.          Effective Registration.  The Company shall use reasonable best efforts to cause the Demand Registration Statement to become effective and remain effective for not less than one hundred eighty days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

Section 2.1.6.        Delay in Filing; Suspension of Registration.  If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension for a period exceeding thirty days on any one occasion or for more than ninety days in the aggregate during any twelve-month period.  In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above.  The Company shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request.  The Company shall, if necessary, supplement or make amendments to the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of Registrable Securities that are included in such Demand Registration Statement.

Section 2.1.7.       Priority of Securities Registered Pursuant to Demand Registrations.  If the managing underwriter or underwriters of a proposed underwritten Public Offering of the Registrable Securities included in a Demand Registration, advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be in the case of any Demand Registration (x) first, allocated to each Demanding Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Demanding Holder, and (ii) a number of such shares equal to such Demanding Holder’s Pro Rata Portion, (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect other than securities to be sold by the Company and (z) third, the securities to be sold by the Company (not to exceed the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect).  In the event that any Holders have requested pursuant to Section 2.3.1 to have Registrable Securities included in such Public Offering, the priority with respect to such Holders shall be determined in accordance with Section 2.3.2.

Section 2.1.8.          Resale Rights.  In the event that a Holder requests to participate in a Registration pursuant to this Section 2.1 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by such Holder.

Section 2.2.          Shelf Registration.

Section 2.2.1.          Request for Shelf Registration.

(a)        Upon the written request of one or more Holders from time to time following the date that is thirty days after the effectiveness of this Agreement (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415(a)(1)(x) under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Holders thereof from time to time in accordance with the methods of distribution elected by such Holders and set forth in the Shelf Registration Statement and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act.  Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration.”

(b)          If on the date of the Shelf Registration Request: (i) the Company is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities; and (ii) the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered.  The Company shall provide to any Holder, at such Holder’s request, the information necessary to determine the Company’s status as a WKSI upon request.

Section 2.2.2.         Shelf Registration Notice.  Promptly upon receipt of a Shelf Registration Request (but in no event more than two Business Days thereafter), the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, if any, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Holder may request in writing.  The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within two Business Days after the date that the Shelf Registration Notice has been delivered.

Section 2.2.3.        Continued Effectiveness.  The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which all included securities have otherwise ceased to be Registrable Securities (such period of effectiveness, the “Shelf Period”).  Subject to Section 2.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

Section 2.2.4.          Suspension of Registration.  If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice (a “Suspension Notice”) of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension for a period exceeding thirty days on any one occasion or for more than ninety days in the aggregate during any twelve-month period.  In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus and in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above.  The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request.  The Company shall, if necessary, supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders.

Section 2.2.5.          Shelf Takedown.

(a)          At any time during which the Company has an effective Shelf Registration Statement, but subject to Section 2.2.4, by notice to the Company specifying the intended method or methods of disposition thereof, a Holder may make a written request (a “Shelf Takedown Request”) to the Company to effect a Public Offering, including an Underwritten Shelf Takedown, of all or a portion of the Holder’s Registrable Securities that are covered by such Shelf Registration Statement (stating the approximate number or range of the Registrable Securities to be included in the Public Offering), and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement for such purpose.  The Registrable Securities requested to be included in an Underwritten Shelf Takedown must represent an aggregate offering price of Registrable Securities that is reasonably expected to equal at least $40 million.  The Holders shall be limited to no more than five Underwritten Shelf Takedowns in the aggregate by all Holders.

(b)         Promptly upon receipt of a Shelf Takedown Request (but in no event more than two Business Days thereafter) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Shelf Registration Statement, or to all other Holders if such Registration Statement is undesignated (each a “Potential Takedown Participant”).  The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown that number of Registrable Securities as each such Potential Takedown Participant may request in writing.  The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein no later than 9:00 a.m., New York City time, on the second business day immediately following the Shelf Takedown Notice Delivery Time; it being understood that for the purposes of this Section 2.2.5, the “Shelf Takedown Notice Delivery Time” shall be deemed to be the date of delivery of such notice if it is delivered to Holders at or prior to 12:00 p.m. New York City time and shall be deemed to be the business day immediately following delivery of such notice if it is delivered to Holders after 12:00 p.m. New York City time.  Subject to Section 2.2.6, any Potential Takedown Participant’s participation in an Underwritten Shelf Takedown shall be on the same terms as the Holders who made the Shelf Takedown Request.  Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant, except that such participation may be conditioned on the Underwritten Shelf Takedown being completed within ten Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than ninety percent (90%) of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate (the “Participation Conditions”).  Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 2.2.5 shall be determined by the Holders of a majority of the Registrable Securities offered by the Holders who made the applicable Shelf Takedown Request.

(c)        The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or an Underwritten Shelf Takedown was consummated within the preceding ninety days (unless otherwise consented to by the Board).

Section 2.2.6.          Priority of Securities Sold Pursuant to Shelf Takedowns.  If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown pursuant to Section 2.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect other than securities to be sold by the Company and (z) third, the securities to be sold by the Company (not to exceed the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect).

Section 2.2.7.         Resale Rights.  In the event that a Holder elects to request a Registration pursuant to this Section 2.2 in connection with a distribution of Registrable Securities to its partners or members, the Registration shall provide for resale by such partners or members, if requested by the Holder.

Section 2.3.          Piggyback Registration.

Section 2.3.1.         Participation.  If the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct an underwritten Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Section 2.2 of which the Holder has received a Shelf Registration Notice pursuant to Section 2.2.2, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such Forms, (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement or (iv) pursuant to a rights offering), then, as soon as practicable (but in no event less than two Business Days prior to the proposed date of filing of such Registration Statement or, in the case of any such Public Offering, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”).  Subject to Section 2.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of such Public Offering, the Company shall determine for any reason not to register or sell or to delay Registration or the sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (i) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 2.1 or an Underwritten Shelf Takedown under Section 2.2, as the case may be, and (ii) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities.  If the offering pursuant to such Registration Statement or Public Offering is to be underwritten, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.3.1 shall, and the Company shall make such arrangements with the managing underwriter or underwriters so that each such Holder may, participate in such underwritten offering.  If the offering pursuant to such Registration Statement or Public Offering is to be on any other basis, then each Holder making a request for a Piggyback Registration pursuant to this Section 2.3.1 shall, and the Company shall make such arrangements so that each such Holder may, participate in such offering on such basis.  Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw; provided, that such request must be made in writing prior to the effectiveness of such Registration Statement or, in the case of a Public Offering, at least two Business Days prior to the earlier of the anticipated filing of the “red herring” Prospectus, if applicable, and the anticipated pricing or trade date.

Section 2.3.2.           Priority of Piggyback Registration.

(a)          If the registration or Public Offering referred to in the first sentence of Section 2.3.1 is to be a registration or Public Offering on behalf of the Company, and the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell, (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities requested to be included by the other Holders and securities of the same class of the Company requested to be included by Existing Holders that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders and Existing Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder or securities requested to be sold by such Existing Holder, as applicable, and (y) a number of such shares equal to such Holder’s or Existing Holder’s, as applicable, Piggyback Pro Rata Portion and (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

(b)          If the registration or Public Offering referred to in the first sentence of Section 2.3.1 is to be a registration or Public Offering on behalf of a Demanding Holder, and the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Demanding Holder and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the Registrable Securities that the Demanding Holders propose to sell, (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities requested to be included by the other Holders and securities of the same class of the Company requested to be included by Existing Holders that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the other Holders and the Existing Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder or securities requested to be sold by such Existing Holder, as applicable, and (y) a number of such shares equal to such Holder’s or Existing Holder’s, as applicable, Piggyback Pro Rata Portion, (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, the number of securities that the Company proposes to sell that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect and (iv) fourth, and only if all of the securities referred to in clauses (ii) and (iii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

(c)          If the registration or Public Offering referred to in the first sentence of Section 2.3.1 is to be a registration or Public Offering on behalf of a holder of Common Stock other than a Holder party to this Agreement (an “Other Demanding Holder”), and the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Other Demanding Holder and the participating holders of Common Stock in writing that, in its or their opinion, the number of securities that such holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the Registrable Securities that the Other Demanding Holder proposes to sell, (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities requested to be included by Holders and securities of the same class of the Company requested to be included by Existing Holders (if the Existing Holder is not the Other Demanding Holder) that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders and the Existing Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder or securities requested to be sold by such Existing Holder, as applicable, and (y) a number of such shares equal to such Holder’s or Existing Holder’s, as applicable, Piggyback Pro Rata Portion, (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect and (iv) fourth, and only if all of the securities referred to in clauses (ii) and (iii) have been included in such Registration, the number of securities that the Company proposes to sell.

Section 2.3.3.          No Effect on Other Registrations.  No Registration of Registrable Securities effected pursuant to a request under this Section 2.3 shall be deemed to have been effected pursuant to Sections 2.1 and 2.2 or shall relieve the Company of its obligations under Sections 2.1 and 2.2.

Section 2.4.         Lock-Up Agreements.  In connection with each Registration or sale of Registrable Securities pursuant to Sections 2.1, 2.2 or 2.3 conducted as an underwritten Public Offering, each Holder agrees, if requested and without regard to whether or not such Holder has elected to participate in such Public Offering, to become bound by and to execute and deliver a “lock up” agreement with the underwriter(s) of such Public Offering in the same form as is entered into by the Holders participating in such Public Offering.

Section 2.5.          Registration Procedures.

Section 2.5.1.        Requirements.  In connection with the Company’s obligations under Sections 2.1, 2.2 and 2.3, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

(a)          prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 2.3, not file any Registration Statement or Prospectus or amendments or supplements thereto to which the participating Holders, or the underwriters, if any, shall reasonably object;

(b)          prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (y) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

(c)          notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (a) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed, (b) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration, (c) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, (d) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects and (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)        promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

(e)        to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, and to the extent requested by the Holders whose Registrable Securities are included in such Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities by the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

(f)        use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

(g)         promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the Holders of a majority of Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

(h)         furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

(i)        deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

(j)         on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Sections 2.1 or 2.2, as applicable, provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

(k)       cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (or dematerialized evidence of ownership) representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the applicable Holder or managing underwriters may request at least two Business Days prior to any delivery of such Registrable Securities;

(l)          use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

(m)        not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities and make all arrangements necessary for the Registrable Securities to be eligible for deposit with The Depository Trust Company;

(n)         make such representations and warranties to the Holders whose Registrable Securities are being registered, and their underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

(o)        enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

(p)         in the case of an underwritten Public Offering, obtain for delivery to the Holders participating in such Public Offering and to the underwriter or underwriters, if any, an opinion or opinions (including a “negative assurance” or “disclosure letter”) from counsel for the Company dated the date of each closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

(q)         in the case of an underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders participating in the Public Offering or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) and a letter from any other expert named in the Registration Statement in customary form and covering such matters of the type customarily covered by such letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the date of each closing under the underwriting agreement;

(r)         cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s)         use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act;

(t)        provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;

(u)         use its best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

(v)       make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the majority of the Holders covered by the applicable Registration Statement, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement; provided, however, that any such Person gaining access to information regarding the Company pursuant to this Section 2.5.1(v) shall agree to hold in strict confidence and shall not make any disclosure or use any information regarding the Company that the Company determines in good faith to be confidential, and of which determination such Person is notified, unless (a) the release of such information is requested or required (by deposition, interrogatory, requests for information or documents by a governmental entity, subpoena or similar process), (b) disclosure of such information, in the opinion of counsel to such Person, is otherwise required by law, (c) such information is or becomes publicly known other than through a breach of this Agreement or any other agreement of which such Person has knowledge, (d) such information is or becomes available to such Person on a non-confidential basis from a source other than the Company or (e) such information is independently developed by such Person;

(w)       in the case of a marketed Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

(x)          take no direct or indirect action prohibited by Regulation M under the Exchange Act;

(y)       take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(z)          take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

Section 2.5.2.        Company Information Requests.  The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder and its ownership of Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.  Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

Section 2.5.3.          Discontinuing Registration.  Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.5.1(d), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.5.1(d) or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.  In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 2.5.1(d) or is advised in writing by the Company that the use of the Prospectus may be resumed.

Section 2.6.          Underwritten Offerings.

Section 2.6.1.         Shelf and Demand Registration....  If requested by the underwriters for any underwritten Public Offering, pursuant to a Registration or sale under Sections 2.1 or 2.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the participating Holders and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 2.9.  The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof.  Such Holders shall be parties to such underwriting agreement, which underwriting agreement shall: (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in public offerings similar to the applicable offering; and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders.  Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such offering.

Section 2.6.2.       Piggyback Registrations .  If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 2.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 2.3 and, subject to the provisions of Section 2.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale.  The Holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters, which underwriting agreement shall (i) contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such Holders as are customarily made by issuers to selling stockholders in public offerings similar to the applicable offering and (ii) provide that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also shall be conditions precedent to the obligations of such Holders.  Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution or any other representations required to be made by the Holder under applicable law, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s net proceeds from such offering.

Section 2.6.3.       Participation in Underwritten Registrations .  Subject to the provisions of Section 2.6.1 and Section 2.6.2 above, no Person may participate in any underwritten Public Offering hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

Section 2.6.4.       Selection of Underwriters. In the case of an underwritten Public Offering, under Sections 2.1 or 2.2, the managing underwriter or underwriters to administer the offering shall be determined by the Holders of a majority of the Registrable Securities included in such Public Offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

Section 2.7.         No Inconsistent Agreements.  Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement.

Section 2.8.        Registration Expenses.  All reasonable expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (vii) all applicable rating agency fees with respect to the Registrable Securities, (viii) all reasonable fees and disbursements of legal counsel for the Holders (who shall be selected by the Holders of a majority of the Registrable Securities included in the relevant Registration), (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder or its Permitted Transferees, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “roadshow” for any underwritten Public Offering (including the reasonable out-of-pocket expenses of the Holders), including all travel, meals and lodging.  All such expenses are referred to herein as “Registration Expenses.”  The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

Section 2.9.          Indemnification.

Section 2.9.1.        Indemnification by the Company.  The Company shall indemnify and hold harmless, to the full extent permitted by law, each Holder, each shareholder, member, limited or general partner thereof, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively, “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 2.9.1 in respect of any untrue statement or omission contained in or omitted from any information furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement that has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim.  This indemnity shall be in addition to any liability the Company may otherwise have.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder.  The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the indemnified parties.

Section 2.9.2.        Indemnification by the Selling Holders.  Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in or omitted from any information furnished in writing by such selling Holder to the Company specifically for inclusion in such Registration Statement that has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim.  In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder from the sale of Registrable Securities giving rise to such indemnification obligation less any amounts paid by such Holder pursuant to Section 2.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.  The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement.

Section 2.9.3.          Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party has agreed in writing to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (iii) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (iv) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person).  If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party.  No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party.  If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld.  It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 2.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

Section 2.9.4.          Contribution.  If for any reason the indemnification provided for in Sections 2.9.1 and 2.9.2 is unavailable to an indemnified party (other than as a result of exceptions contained in Sections 2.9.1 and 2.9.2) or insufficient in respect of any Losses referred to therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 2.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.9.4.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 2.9.1 and 2.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 2.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the net proceeds received by such holder under the sale of Registrable Securities giving rise to such contribution obligation less any amounts paid by such Holder pursuant to Section 2.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.  If indemnification is available under this Section 2.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 2.9.1 and 2.9.2 hereof without regard to the provisions of this Section 2.9.4.  The remedies provided for in this Section 2.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

Section 2.10.      Rules 144 and 144A and Regulation S.  The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and the Company will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rules 144, 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.  Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 2.11.       Existing Registration Statements.  Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided, that such previously filed Registration Statement may be amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders requesting the filing of a Registration Statement pursuant to the terms of this Agreement.  To the extent this Agreement refers to the filing or effectiveness of other Registration Statements by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended.

ARTICLE III

ADDITIONAL AGREEMENTS

Section 3.1.         Public Disclosure.  Prior to issuing a press release or other public statements in connection with the announcement of the Transactions, the Holders and the Company shall, and shall cause their Affiliates to, consult with each other and give each other the opportunity to review and comment upon, such press release or any such public statement, and shall not, and shall cause their Affiliates not to, issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, order, judgment, injunction, ruling, writ or decree of any Governmental Authority, court process or the rules and regulations of any national securities exchange or national securities quotation system.

Section 3.2.         Confidentiality.  Each Holder shall treat all Suspension Notices with the strictest confidence and shall not disseminate such information or disclose the existence thereof.

Section 3.3.       NYSE Listing of Shares.  To the extent the Company has not done so prior to the date of this Agreement, the Company shall as promptly as practicable following the date of this Agreement cause the aggregate number of shares of Common Stock issuable upon the conversion of the Notes to be approved for listing on the NYSE.

Section 3.4.        Authorized Shares.  The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Notes, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Notes then outstanding. Any shares of Common Stock issued upon conversion of Notes shall be duly authorized, validly issued, fully paid and nonassessable.

Section 3.5.         Standstill.  Each Holder agrees that, until the date that a Holder no longer has, or has otherwise irrevocably waived, the right to designate one or more Holder Designees and no Holder Designee is serving on the Board (the “Standstill Period”), if such Holder (together with its Affiliates and any Persons that are part of a “group” (as defined in Section 13(d)(3) of the Exchange Act)) directly or indirectly beneficially owns 10% or more of the aggregate amount of Common Stock (assuming that all Notes are fully converted into and settled in Common Stock as of the time of such determination) (provided that, with respect to any such Holder, any shares of Common Stock that are (x) held in any exchange-traded fund or similar passive investment vehicle that is owned, managed or controlled by such Holder, its investment manager or any of its or their Affiliates or any Persons that are part of a “group” (as defined in Section 13(d)(3) of the Exchange Act) with such Holder, or (y) held by any fund or account that is managed by investment professionals that do not manage such Holder (such funds, investment vehicles and accounts referred to in clauses (x) or (y) being such Holder’s “Independent Investment Vehicles”), shall not be deemed to be directly or indirectly beneficially owned for purposes of this Section 3.5 and any such shares of Common Stock shall not be subject to the restrictions set forth in this Section 3.5 (provided that, with respect to funds or accounts managed by investment professionals that do not manage such Holder, in the event that any such investment professionals coordinate (including but not limited to making a coordinated acquisition of stock) or act in concert with the investment professionals that manage such Holder with respect to the Company’s equity securities, any shares of Common Stock held by such funds or accounts shall be subject to the restrictions set forth in this Section 3.5)), such Holder will not, directly or indirectly, and will cause its Affiliates not to:

(a)          acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, except for transactions among the Holder, its Affiliates or its Independent Investment Vehicles, any equity securities or direct or indirect rights to acquire any equity securities of the Company or any of its Affiliates, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock or any assets or property of the Company or any Subsidiary of the Company; provided, however, that the foregoing restrictions shall not apply to Permitted Hedging Transactions;

(b)          make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(c)          demand a copy of the stock ledger list of stockholders or any other books and records of the Company;

(d)          make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective equity securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(e)          otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, board of directors or policies of the Company or any of its Subsidiaries;

(f)          make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(g)         take any action that would require the Company to make a public announcement regarding the possibility of any of the events described in this Section 3.5;

(h)         enter into any discussions, negotiations, agreements, arrangements or understandings with any third party (including security holders of the Company) with respect to any of the foregoing, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party with respect to any securities of the Company or otherwise in connection with any of the foregoing;

(i)         request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 3.5; provided that this clause shall not prohibit the Holders from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 3.5, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person;

(j)          contest the validity of this Section 3.5 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to terminate any provision of this Section 3.5; or

(k)          advise, assist, knowingly encourage or direct any Person to do any of the foregoing;

provided, however, that nothing in this Section 3.5 will limit (1) the Holders’ ability to vote (subject to Section 3.8), sell or otherwise dispose of Notes or Common Stock (subject to Section 3.5), Hedge (subject to Section 3.6 and provided that the applicable Holder does not possess any material non-public information), convert Notes into Common Stock, privately make and submit to the Company and/or the Board any proposal that is intended by the Holders to be made and submitted on a non-publicly disclosed or announced basis (and would not reasonably be expected to require public disclosure by any Person), participate in rights offerings made by the Company to all holders of its Common Stock, receive any dividends or similar distributions with respect to any securities of the Company held by the Holders or tender shares of Common Stock into any tender or exchange offer (subject to Section 3.6) or (2) the ability of each Holder Designee to exercise his or her legal duties or otherwise act in his or her capacity as a member or observer of the Board.

Section 3.6.          Transfer Restrictions.

Section 3.6.1.         For thirty days following the Closing, except as otherwise permitted in this Agreement, including Section 3.6.2 and Section 3.6.3, neither the Holders nor their Affiliates will (i) Transfer any Notes or any Common Stock issued upon conversion of the Notes, other than a Transfer to (a) any entity or fund (x) that is affiliated with the Transferor and (y) for which the Transferor or its Affiliate serves as the general partner, manager or advisor or (b) any investment vehicle directly or indirectly wholly owned by any entity or fund described in  the foregoing clause (a); or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, the Notes or shares of Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to the Notes or the Common Stock or any other capital stock of the Company (any such action, a “Hedge”), other than Permitted Hedging Transactions.

Section 3.6.2.          Notwithstanding Section 3.5 and Section 3.6.1, each Holder shall be permitted to Transfer any portion or all of its Notes or Common Stock issued upon conversion of the Notes to (i) any Affiliate of such Holder, (ii) any successor entity of such Holder and (iii) with respect to any Holder that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Holder or an Affiliate, advisor or manager of such Holder serves as the general partner, manager or advisor of such Holder, provided that the transferee agrees in writing prior to such Transfer for the express benefit of the Company (in form and substance reasonably satisfactory to the Company and with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Notes or Common Stock so Transferred back to the transferor at or before such time as the transferee ceases to be an entity described in clauses (i) through (iii) above.

Section 3.6.3.          Notwithstanding anything in this Section 3.6 to the contrary, the restrictions set forth in Section 3.6.1 shall not apply to any shares of Common Stock that are held in an Independent Investment Vehicle of the applicable Holder; provided that, in the event that any investment professionals of such Holder’s Independent Investment Vehicles coordinate (including but not limited to making a coordinated acquisition of stock) or act in concert with the investment professionals that manage such Holder with respect to the Company’s equity securities, any shares of Common Stock held by such funds or accounts shall be subject to the restrictions set forth in Section 3.6.1.

Section 3.6.4.           Any attempted Transfer in violation of this Section 3.6 shall be null and void ab initio.

Section 3.7.          [Reserved].

Section 3.8.          Voting.

(a)          During the Standstill Period, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, each Holder that beneficially owns shares of Common Stock issued upon conversion of the Notes that represent 10% or greater of the then outstanding Common Stock of the Company shall take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by such Holder and entitled to vote at such meeting of stockholders are voted (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for director which are not approved and recommended by the Board for election at any such meeting, (iii) in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the compensation committee of the Board and (iv) in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting; provided that no Holder shall be under any obligation to vote in the same manner as recommended by the Board or in any other manner, other than in the Holders’ sole discretion, with respect to any other matter.

(b)         Until the earlier of (x) the expiration of the Standstill Period and (y) eighteen  months after the date the Notes are issued (the “Issue Date”), no Holder or “group” (as defined in Section 13(d)(3) of the Exchange Act) of Holders may vote any shares of Common Stock in excess of 20% of the then outstanding Common Stock of the Company at any meeting of stockholders or act by written consent with respect to such excess shares; provided that the foregoing restriction shall not apply to any shares of Common Stock that are held in an Independent Investment Vehicle of the applicable Holder; provided that, in the event that any investment professionals of such Holder’s Independent Investment Vehicles coordinate (including but not limited to making a coordinated acquisition of stock) or act in concert with the investment professionals that manage such Holder with respect to the Company’s equity securities, any shares of Common Stock held by such funds or accounts shall be subject to the foregoing restrictions.

Section 3.9.          Stockholder Approval.

(a)         As promptly as practicable after the Issue Date (and in any event no later than thirty Business Days after the Issue Date), the Company agrees to prepare and file a proxy statement (the “Proxy Statement”) with the SEC that includes, to the extent required by the listing rules of the NYSE, a proposal to approve the issuance of shares of Common Stock to the Holders in connection with any future conversion of the Notes (the “Stockholder Approval”) at a special meeting of the Company’s shareholders (the “Stockholder Meeting”), which will be held as soon as practicable after the Issue Date.  Subject to the directors’ fiduciary duties, the Proxy Statement shall include the Board’s recommendation that the stockholders vote in favor of the Stockholder Approval.  The Company shall use its reasonable best efforts to solicit from the stockholders proxies in favor of the Stockholder Approval and to obtain the Stockholder Approval.  The Holders and their Affiliates agree to furnish to the Company all information concerning the Holders and their Affiliates as the Company may reasonably request in connection with the Proxy Statement and the Stockholder Meeting.  The Company shall respond reasonably promptly to any comments received from the SEC with respect to the Proxy Statement.  The Company shall provide to each Holder who owns more than 10% of the Notes, as promptly as reasonably practicable after receipt thereof, any written comments from the Commission or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide each such Holder with copies of all correspondence between the Company, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide each Holder who owns more than 10% of the Notes with a reasonable opportunity to review and comment on such document or response. The Company shall, as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Proxy Statement, (i) take all action required to establish a record date for and give notice of the Stockholder Meeting, (ii) cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholder Meeting and (iii) take all action reasonably required to duly call, convene and hold the Stockholder Meeting as soon as reasonably practicable following the mailing of the Proxy Statement to the Company’s stockholders.

(b)       If the Stockholder Approval is not obtained at the Stockholder Meeting, (i) the Company will seek Stockholder Approval at the Company’s 2021 annual meeting of the stockholders and (ii) the Notes that would upon conversion into shares of Common Stock represent more than 19.9% of the then outstanding Common Stock will be convertible into cash only, until such Stockholder Approval is received according to Section 13.13 of the Indenture.  If, on the one-year anniversary of the Issue Date, the Stockholder Approval has not been obtained and the Existing Credit Agreement is still outstanding, the coupon and remaining amortization on the Notes will be adjusted according to Section 4.10(a) of the Indenture.

Section 3.10.        Tax Matters.

(a)         The Company and its paying agent shall be entitled to deduct and withhold Taxes on all payments on the Notes or Common Stock or other securities issued upon conversion of the Notes to the extent required by applicable law.  Promptly following the date of this Agreement or, in the case of a Permitted Transferee, the date such Permitted Transferee first acquires any Notes or Common Stock or other securities issued upon conversion of the Notes, each Holder shall deliver to the Company or its paying agent a duly executed, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 or an appropriate IRS Form W-8, as applicable.  If the information on any such form provided by a Holder changes, or upon the Company’s reasonable request, the Holder shall provide the Company with an updated version of such form.

(b)          Absent a change in law or a contrary determination (as defined in Section 1313(a) of the Code), the Holders and the Company agree to treat the Notes as debt of the Company for all purposes under the Code and the Treasury Regulations, and shall not take any position inconsistent with such treatment.

(c)          The Company shall pay any and all documentary, stamp and similar issue or transfer Tax due on (x) the issue of the Notes and (y) the issue of shares of Common Stock upon conversion of the Notes. However, in the case of conversion of Notes, the Company shall not be required to pay any Tax or duty that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or Notes to a beneficial owner other than the beneficial owner of the Notes immediately prior to such conversion, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such Tax or duty, or has established to the satisfaction of the Company that such Tax or duty has been paid.

Section 3.11.      Rights Agreement. Notwithstanding anything herein to the contrary, the parties hereto acknowledge that nothing herein is intended to supersede or conflict with the terms of the Rights Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1.         Authority; Effect.  Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound.  This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.  The Company and its Subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

Section 4.2.          Notices.  Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail (provided that the transmission of the e-mail is promptly confirmed by non-automated reply), or (iii) sent by overnight courier, in each case, addressed as follows:

(a)          If to the Company to:

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Attention:	Polly Grunfeld Sack, General Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Damien Zoubek
Daniel Haaren

(b)          If to a Holder, at such Holder’s address as it appears in the Note Register, with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Brian Kim
Catherine Goodall

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two Business Days after being sent by overnight courier.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.3.         Termination and Effect of Termination.  This Agreement shall terminate upon the date on which no Holder holds any Notes or Registrable Securities, except for the provisions of Sections 2.9 and 2.10, which shall survive any such termination.  No termination under this Agreement shall relieve any Person of liability for breach prior to termination.  In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 2.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

Section 4.4.          Assignment.

(a)          Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto; provided, however, that the Holder may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees, or as otherwise contemplated in Section 3.6; provided that no such assignment will relieve any Holder of its obligations hereunder prior to the Closing; provided, further, that no party hereto shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such party’s obligations hereunder.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(b)       The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities or Notes effected in accordance with the terms of this Agreement to a Person who, if not already a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such Person will be bound by, and will be a party to, this Agreement (such Person, a “Permitted Transferee”); provided that, if such proposed Transfer of Registrable Securities or Notes is to a Transferee who is not (i) an Affiliate of the Transferor, (ii) successor entity of such Holder or (iii) with respect to any Holder that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of such Holder or an Affiliate, advisor or manager of such Holder, the Registrable Securities or Notes proposed to be Transferred represent at least 3% of the Company’s outstanding Common Stock (assuming that all Notes are fully converted into and settled in Common Stock as of the time of such determination).  A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4(b) may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4(b).

Section 4.5.         Remedies.  The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder.  The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.6.        Amendments.  This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.  This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and Holder(s) owning a majority of the Registrable Securities at any time.  Each such amendment, modification, extension or termination shall be binding upon each party hereto and each other Holder.  In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

Section 4.7.          Governing Law.  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 4.8.         Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York in the State of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above.  Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.2 hereof is reasonably calculated to give actual notice.

Section 4.9.        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 4.10.      Merger.  Binding Effect, Etc.  This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.  Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 4.11.        Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

Section 4.12.       Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.13.       No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future Affiliate, director, officer, employee, general or limited partner, equityholder or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future Affiliate of any Holder, any current or future officer, agent or employee of any Holder or any current or future member or stockholder of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

GANNETT CO., INC.

By:	/s/ Michael E. Reed
Name:Michael E. Reed
Title:President and Chief Executive officer

[Signature Page to Investor Agreement]

Holder Name

By:
Name:
Title:

*Signature pages of Holders are available upon request to the registrant.